EXHIBIT 99.1

ASSOCIATED ESTATES REALTY CORPORATION

4th QUARTER EARNINGS

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Barbara Hasenstab News Release No.: 04-01

216-797-8798 Release Date: February 12, 2004

ASSOCIATED ESTATES REALTY CORPORATION ANNOUNCES FOURTH QUARTER RESULTS

AND PREFERRED SHARE DIVIDEND

Cleveland, Ohio - February 12, 2004 - Associated Estates Realty Corporation (NYSE: AEC) today reported a net loss of $0.04 per common share (basic and diluted) for the fourth quarter ended December 31, 2003 compared with a net loss of $0.17 per common share (basic and diluted) for the fourth quarter ended December 31, 2002.

Funds from operations (FFO) for the quarter were $0.32 per common share (basic and diluted) compared with $0.23 per common share (basic and diluted) for the fourth quarter ended December 31, 2002. A reconciliation of net income to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8-K.

Total revenues for the quarter were $40,598,000 compared with $38,320,000 in the fourth quarter of 2002, an increase of 5.9 percent.

The $0.09 per share increase in FFO compared with the fourth quarter of 2002 consists of:

. An increase of approximately $0.02 per share in the contribution from acquisitions and dispositions, primarily as a result of an increase in the contribution from joint venture properties. The actual contribution from acquisitions and dispositions was $0.01 per share in the fourth quarter of 2003 compared with a loss of $0.01 per share in the fourth quarter of 2002.

. An increase of $0.03 per share in the contribution from the Company's same store market-rate and affordable housing portfolio. The actual contribution from the same store market-rate and affordable housing portfolio was $0.29 per share in the fourth quarter of 2003 compared with $0.26 per share in the fourth quarter of 2002.

. An increase of $0.04 per share in the contribution from the Company's management and service operations, primarily as a result of the disposition fees received from an advisory client relating to the sale of two properties, and a net contribution of $0.01 per share from the Company's painting subsidiary. The actual contribution from management and service operations was $0.02 per share in the fourth quarter of 2003 compared with a loss of $0.02 per share in the fourth quarter of 2002.

Segment detail as well as performance by region for the Company's same-store portfolio is included in the Company's supplemental information.

ASSOCIATED ESTATES REALTY CORPORATION

4th QUARTER EARNINGS

Same Store (Market-Rate) Portfolio

Revenues for the quarter from the Company's same store (market-rate) portfolio were up 1.3 percent, and total property operating expenses for the same store (market-rate) portfolio increased 3.1 percent, resulting in a 0.3 percent decrease in net operating income (NOI) compared with the fourth quarter of 2002. Excluding real estate taxes and insurance, same store property operating expenses were flat in the fourth quarter of 2003 compared with the fourth quarter of 2002.

For the fourth quarter, the average rent per unit for the same store (market-rate) properties declined 3.1 percent to $772 per month, while the average net collected rent increased 1.7 percent to $670 per month compared with the fourth quarter of 2002. Physical occupancy was 92.7 percent at the end of the quarter compared with 87.4 percent in the fourth quarter of 2002.

Joint Ventures

On October 17, 2003, the Company sold its partnership interest in Berkley Manor, a 252-unit joint venture property located in Cranberry Township, Pennsylvania. The gain of $1,314,000 on the sale of this joint venture interest is included in the Company's fourth quarter results.

Physical occupancy at a newly constructed 288-unit joint venture development in Orlando, Florida, is currently at 86.5 percent. Stabilized occupancy (93 percent) is targeted for the first quarter of 2004.

Advisory Business

In late December, two client-owned apartment communities were sold as part of the client's strategy to divest certain real estate holdings: a 396-unit community in Alpharetta, Georgia; and a 390-unit community in Sunrise, Florida. Disposition fees as a result of the sale of these properties are included in the Company's fourth quarter results.

In addition, a 256-unit advisory-owned property in Silver Spring, Maryland was sold in the first quarter of 2004. Disposition fees from the sale of this property will be reflected in the Company's first quarter 2004 results.

Year 2003 Results

For the year 2003, the Company reported a loss of $0.85 per share (basic and diluted) compared with a loss of $0.21 per share (basic and diluted) for the year 2002. The results for 2003 include gains on sales of $1,764,000, or approximately $0.09 per share. The results for 2002 include a net gain on property sales of $9,887,000, or approximately $0.52 per share.

FFO for the year 2003 was $0.81 per common share (basic and diluted) compared with $1.03 per common share (basic and diluted) in 2002.

For the year 2003, total revenue was $157,325,000 compared with $162,354,000 in 2002, a decline of 3.1 percent. Total revenue for 2003 reflects a decline of $6,089,000 in fee income and reimbursements compared with 2002.

For the year, same store (market-rate) revenues declined 1.7 percent, total property operating expenses increased 6.3 percent, and net operating income declined 8.9 percent.

Recurring capital expenditures totaled $562 per unit in 2003 compared with $490 per unit in 2002. Details regarding the Company's 2003 capital expenditures are included in the Company's supplemental information.

ASSOCIATED ESTATES REALTY CORPORATION

4th QUARTER EARNINGS

Outlook

"We are pleased with the trends in occupancy and net collected rent per unit for our same-store portfolio," said Jeffrey I. Friedman, President and CEO. "These improvements reflect the positive impact of many initiatives we implemented during the year, as well as our close watch on controllable expenses."

"We expect these efforts, along with continued property level expense controls, to result in sequential quarterly improvement in our results throughout 2004," said Friedman. "Based on our recent property operating performance, we expect to generate FFO per share in the range of $1.05 to $1.10 for the year 2004," said Friedman. "At these levels, we would expect our funds available for distribution to be approximately $0.71 to $0.76 per share for the year."

Tax Characterization of 2003 Dividend

As reported to shareholders in January 2004, 100 percent of the $0.68 per share dividend paid on the Company's common shares in 2003 is classified as non-taxable return of capital.

Preferred Share Dividend

The Company also announced today that a quarterly dividend of $0.60938 per one-tenth depositary share has been declared on its Class A Cumulative Preferred Shares (NYSE: AECPRA), payable on March 15, 2004 to preferred shareholders of record on March 1, 2004.

Each depositary share represents one-tenth of a share of the Company's 9-3/4% Class A Cumulative Redeemable Preferred Shares.

Safe Harbor Statement

This news release contains forward-looking statements. Historical results and percentage relationships set forth in the Consolidated Statements of Operations contained in the financial statements of the Company's supplemental information, including trends which might appear, should not be taken as indicative of future operations. This news release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty, including without limitation the following: changes in economic conditions in the markets in which the Company owns properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; risks of a lessening of demand for the multifamily units owned or managed by the Company; competition from other available apartments and change in market rental rates; increases in property and liability insurance costs; changes in government regulations affecting the Affordable Housing properties; changes in or termination of contracts relating to third party management and advisory business; inability to renew current Housing Assistance Payment ("HAP") contracts at existing rents; weather and other conditions that might adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, and real estate tax valuation reassessments; changes in market conditions that may limit or prevent the Company from acquiring or selling properties; and risks of construction including cost overruns, contractor defaults and contractor delays.

Company Profile

Associated Estates Realty Corporation, one of the largest multifamily property owners in the United States, is a real estate investment trust ("REIT") headquartered in Richmond Heights, Ohio, a suburb of Cleveland. The Company currently directly or indirectly owns, manages, or is a joint venture partner in 107 multifamily properties containing a total of 24,095 units located in 12 states.

ASSOCIATED ESTATES REALTY CORPORATION

4th QUARTER EARNINGS

ASSOCIATED ESTATES REALTY CORPORATION
Financial Highlights
(in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Total revenue	$ 40,598	$ 38,320	$ 157,325	$ 162,354
Net income (loss)	529	(1,866)	(10,913)	1,479

Net (loss) income applicable to common shares (1)	$ (842)	$ (3,237)	$ (16,397)	$ (4,006)

Add: Depreciation - real estate assets	7,996	8,007	32,082	31,884
Depreciation - real estate assets - joint ventures	315	377	1,371	1,314
Amortization of joint venture deferred costs	21	-	71	-
Amortization of intangible assets	78	78	312	695
Less: Gain on disposition of properties and partnership interest	(1,314)	(835)	(1,764)	(9,887)
Funds from operations (FFO)(2)	6,254	4,390	15,675	20,000

Add: Depreciation - other assets	569	563	2,434	2,195
Depreciation - other assets - joint ventures	50	32	243	117
Amortization of deferred financing fees	276	293	1,151	1,221
Amortization of deferred financing fees - joint ventures	19	18	90	47
Less: Fixed asset additions	(3,037)	(1,845)	(9,571)	(8,462)
Fixed asset additions - joint ventures	-	-	(145)	(133)
Funds available for distribution (FAD) (3)	$ 4,131	$ 3,451	$ 9,877	$ 14,985

Per share:
Net (loss) income applicable to common shares - Basic (1)	(0.04)	(0.17)	(0.85)	(0.21)
Net (loss) income applicable to common shares - Diluted (1)	(0.04)	(0.17)	(0.85)	(0.21)
Funds from operations - Basic (2)	0.32	0.23	0.81	1.03
- Diluted (2)	0.32	0.23	0.81	1.03
Dividends per share	0.17	0.25	0.68	1.00
Weighted average shares outstanding - Basic	19,413	19,366	19,401	19,343
- Diluted	19,413	19,366	19,401	19,343

(1) After dividends of $1,371, $1,371, $5,484 and $5,485, equivalent to $0.07, $0.07, $0.28 and $0.28 per common share, respectively, for the three and twelve months ended December 31, 2003 and 2002, respectively, on the Company's 2,250,000 depositary shares each representing 1/10 of a share of 9-3/4% Class A Cumulative Redeemable Preferred Shares (the "Perpetual Preferred Shares").

(2) The Company defines funds from operations (FFO) as the inclusion of all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles (GAAP), adjusted for depreciation on real estate assets and amortization of intangible assets and gains and losses from the disposition of properties and land. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted however, that certain other real estate companies may define FFO in a different manner.

(3) The Company defines FAD as FFO plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. Adjustments for joint ventures are calculated to reflect FAD on the same basis. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

Should you have any questions concerning this release, please contact: Barbara E. Hasenstab, Vice President of Investor Relations and Corporate Communications, 216-797-8798 or IR@aecrealty.com. The full text and supplemental schedules of this press release are available on AEC's home page at www.aecrealty.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372, ext. 8752. AEC's web site is linked to Sharebuilder, an online service that allows investments in shares of AEC common stock directly on a recurring basis. For more information, access the Investor Relations "News" section of www.aecrealty.com